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                                   Exhibit (f)

          AMENDMENT TO THE BY-LAWS ADOPTED BY THE BOARD OF TURSTEES OF
                 THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
                               ON DECEMBER 4, 2002

     RESOLVED, that pursuant to Section 11.1(b) of the By-Laws, Section 2.2 Composition is hereby amended by adding thereto subsection (d) to read in its entirety as follows:

     (d) Limits on Tenure. The Board may by resolution provide for limitations on the tenure in office of trustees.